UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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LEE ENTERPRISES, INCORPORATED

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On February 3, 2022, Lee Enterprises, Incorporated (the “Company”) held a webcast and conference call (the “Earnings Call”) in connection with the Company’s announcement of its preliminary financial results for the first fiscal quarter ended December 26, 2021. A copy of the earnings presentation and transcript of the Earnings Call can be found below.

Earnings Presentation

UPDATE ON LEE’S DIGITAL TRANSFORMATION FIRST QUARTER FY2022 EARNINGS | FEBRUARY 2022

2 SAFE HARBOR The information provided in this presentation may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward- looking statements. Words such as “aims”, “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward- looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in report relating to the Company may be found in the Company’s periodic filings with the Commission, including the factors described in the sections entitled “Risk Factors,” copies of which may be obtained from the SEC’s website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this presentation.

3 KEY HIGHLIGHTS/AGENDA Lee Enterprises Investment Thesis and Digital Transformation Progress 1 Lee’s Strategy for Digital Transformation: Three Pillar Digital Growth Strategy 2 First Quarter 2022 Results and 2022 Outlook 3 Five Year Outlook and Introduction to New Metrics To Track Lee’s Digital Transformation 4

4 LEE IS STRONGLY POSITIONED FOR THE FUTURE (NASDAQ: LEE) 1 Digital audience represents average monthly UV’s on Lee’s owned and operated websites in the three months ended December 2021. Leading provider of digital products and services and high quality, trusted, local news and information • Deep relationships in 77 attractive, mid-size local markets, reaching more than 47M unique visitors each month1 • Mid-size market focus enables greater audience engagement/deeper penetration and lower volatility from macroeconomic trends • Lee reaches 7 out of 10 adults in its markets during the week Fastest growing digital subscription platform in local media • 57% YOY growth in digital subscriptions in Q1 FY2022 • Digital only audience revenue up 26% in Q1 FY2022 • Total subscribers (print + digital) up in each of the last twelve months and expected to grow over next five years Digital advertising growing across platforms with differentiated digital product offerings • Developed Amplified Digital Agency; a full service digital marketing services agency • Amplified revenue up 43% in FY2021, up 69% in Q1 FY2022, and totals $47M over the last twelve months • Lee’s Vision platform provides a competitive advantage to grow digital advertising and marketing services revenue Strong business model and best-in-class management team • Hired by Warren Buffett in 2018 to manage Berkshire Hathaway’s local media operations • Team consistently outperforms local media peers on revenue metrics • Majority of revenue is subscription based, recurring revenue

5 LEE’S STRATEGY FOR DIGITAL TRANSFORMATION: THE THREE PILLARS LEE IS RAPIDLY TRANSFORMING FROM A PRINT-CENTRIC TO A DIGITAL-CENTRIC COMPANY PILLAR 1 Expand digital audiences by transforming the presentation of local news and information PILLAR 2 Expand digital subscription base and revenue PILLAR 3 Diversify and expand offerings for local advertisers Lee expects the Three Pillar Digital Growth strategy to drive more than $435 million of recurring, sustainable digital revenue by 2026.

6 Digital Subscriber Growth Leads Industry Digital Agency Revenue Growth Leads Industry Total Digital Revenue Growing Significantly 450K Current Digital-only Subscribers $47M Amplified LTM Revenue $197M of LTM Total Digital Revenue 9 quarters of leading digital subscriber growth FY2021 YOY Growth 43% YOY growth at Amplified FY2021 YOY Growth Total Digital Revenue up 11% YOY FY2021 YOY Growth DIGITAL TRANSFORMATION: MARKET LEADING GROWTH 65% 46% 25% Lee Gannett NY Times 43% 2% 17% Lee Gannett TownSquare $170 M $189 M FY2020 FY2021

7 LEE INVESTMENT THESIS WE BELIEVE OUR THREE PILLAR DIGITAL GROWTH STRATEGY WILL CREATE SUBSTANTIAL VALUE: Increased Shareholder Value Operating cash flow and profits are enhanced Debt reduction drives shareholder value Multiple expansion fueled by increased recurring, high-margin digital revenue Continued Debt Reduction & Strengthened Balance Sheet Expect to reach <2.5x leverage target within five years Execute Three Pillar Digital Growth Strategy Generate long-term sustainable digital revenue growth, margin expansion and strong free cash flow

8 LEE’S STRATEGY FOR DIGITAL TRANSFORMATION: THREE PILLAR DIGITAL GROWTH STRATEGY

9 LEE’S STRATEGY FOR DIGITAL TRANSFORMATION: THE THREE PILLARS PILLAR 1 Expand digital audiences by transforming the presentation of local news and information PILLAR 2 Expand digital subscription base and revenue PILLAR 3 Diversify and expand offerings for local advertisers Lee expects the Three Pillar Digital Growth strategy to drive more than $435 million of recurring, sustainable digital revenue by 2026. LEE IS RAPIDLY TRANSFORMING FROM A PRINT-CENTRIC TO A DIGITAL-CENTRIC COMPANY

DIGITAL TRANSFORMATION: EXPAND DIGITAL AUDIENCES

ENHANCING DIGITAL PRESENTATIONS TO PROVIDE BEST-IN-CLASS USER EXPERIENCE OF LOCAL NEWS, WITH MULTIFORMAT, RICH CONTENT

PILLAR 1 | PILLAR 2 | PILLAR 3

- Creating cohesive digital experience across all platforms by investing in user-experience design talent
- Improving multimedia presentation
  - Emphasis on video and audio to drive engagement and monetization
  - Expand regional and statewide collaboration to enhance video and audio content
- Enabling cross-platform integration to track usage
- Creating new channels (apps, podcasts) to utilize our unique content and expertise (e.g. local sports)



Introducing: The NEW Pantagraph.com
A News Experience
Built Just for YOU
Personalized Content
Faster Load Time
Your News. Your Way. Always On Point.
The Pantagraph
Lane reduction planned in uptown Normal next week
The Latest
Latest Video
Sports

10

DIGITAL TRANSFORMATION: EXPAND DIGITAL SUBSCRIBER BASE

GROWING DIGITAL-ONLY SUBSCRIPTIONS AND REVENUE

PILLAR 1 | **PILLAR 2** | PILLAR 3

- Key initiatives…
  - Optimize subscription model for digital-only growth
  - Monetize content through new digital niche products
  - Maximize subscription rates by leveraging first-party data
  - Carefully manage the decline of legacy subscription revenue streams
- …expected to drive:
  - **900,000 digital-only subscribers** in five years
  - **Increase** in average subscription rates over five years (7% CAGR)
  - Digital-only audience to be majority of subscriber base in two years



Projected Print + Digital Subscription Units
Digital Inflection Point
1,000,000
500,000
-
FY21
FY22
FY23
FY24
FY25
FY26
Digital-Only
Full Access

11

DIGITAL TRANSFORMATION: STRATEGIES TO DRIVE SUBSCRIPTION REVENUE

ENHANCING CONVERSION WITHIN LEE'S ADDRESSABLE MARKET

PILLAR 1 | PILLAR 2 | PILLAR 3

- Convert more of our addressable market to digital content subscribers
  - Leverage embedded position in 77 attractive markets to grow audiences and share of total addressable market
  - Convert more of the 2.4M highly engaged readers to digital subscribers
  - Provide attractive niche subscriptions for targeted audiences
- Implement data-driven, dynamic content metering to drive subscription conversion
  - Digital segmentation and targeted offers based on usage
  - Maximizing conversions from email, search, social media referrals
  - Leveraging TownNews dynamic meter to drive conversions



ADDRESSABLE MARKET: 47M UNIQUE VISITORS
HIGHLY EDUCATED WITH HIGH DISPOSABLE INCOMES
TODAY
12M
Loyal Readers
(2-4 visits per month)
2.4M
Highly Engaged Readers
(4+ visits per month)
450K
Digital-Only Subscribers
Activated Unique Visitors, Expanded Paid Content & Enhanced Conversion
FY26
Expanded Base of Visitors
900K Digital-Only Subscribers
STRENGTHENED FOUNDATION FOR REVENUE GROWTH

12

13 DIGITAL TRANSFORMATION: LEE DIGITAL SUBSCRIPTION GROWTH LEADS THE INDUSTRY Digital subscriber growth has outpaced industry peers for 9 quarters 85% 92% 73% 67% 69% 58% 51% 65% 25% 29% 31% 31% 29% 37% 41% 46% 35% 48% 69% 50% 52% 40% 26% 25% 19% Q1 FY20 Q2 FY20 Q3 FY20 Q4 FY20 Q1 FY21 Q2 FY21 Q3 FY21 Q4 FY21 Q1 FY22 Digital Subscription Growth YOY Lee Gannett NY Times 57%

14 DIGITAL TRANSFORMATION: FIVE-YEAR SUBSCRIPTION GROWTH OUTLOOK We expect significant growth in digital subscribers: • Convert more visitors to our core digital products • Launch new digital niche subscription products • Continued conversion of audiences to digital subscribers • Expect 900,000 digital subscribers by 2026, assuming modest penetration of the current addressable market We expect to drive digital subscription revenue even faster: • Expect ARPU expansion as introductory pricing becomes a smaller piece of the subscriber base • Maximizing ARPU through data and sophisticated analytics • Niche digital products expected to carry higher ARPU LEE IS CONFIDENT IN ITS PLAN TO GROW DIGITAL SUBSCRIPTIONS AND ARPU Lee expects $100M of digital subscription revenue in 2026 $M $25M $50M $75M $100M $125M K 100K 200K 300K 400K 500K 600K 700K 800K 900K 1000K 2020 2021 2022E 2026E Digital Subscriptions – 5 Year Outlook D/O Subscribers D/O Sub Revenue

15 1 Lee is the fastest growing digital subscription platform with a strong track record of accelerating digital subscription growth. 2 Lee is halfway to the goal of reaching 900,000 paid digital only subscribers assuming a modest penetration of the total addressable market. 3 Lee’s digital transformation strategy is expected to generate recurring sustainable digital subscription revenue, expecting $100M in 2026. DIGITAL TRANSFORMATION: KEY TAKEAWAYS FOR SUBSCRIPTION REVENUE

DIGITAL TRANSFORMATION: EXPAND DIGITAL ADVERTISING SERVICES

LEVERAGE "FIRST TO MARKET" POSITION WITH ARRAY OF DIGITAL PRODUCT OFFERINGS, SERVICES AND MARKETING SOLUTIONS

PILLAR 1 | PILLAR 2 | **PILLAR 3**

Diversify and Expand Offerings to Local Advertisers

Amplified: Lee's Omnichannel Marketing Solution

Amplified offers omnichannel digital marketing solutions for local advertisers (e.g., consulting, media buying, analytics) through its **Vision platform**

Competitive Advantages of Amplified:

- **Data driven ad tech** that efficiently feeds customized proposals to sales reps through Lee's **Vision** platform
- **Specialized category expertise –** automotive and healthcare
- **Scalable custom video content** from **Brand Ave. Studios**
- **First party data** to drive **premium eCPMs** and create recurring revenue
- Creates a pipeline for providing **e-commerce solutions** from custom website development and agency services supporting major e-commerce platforms

Maximize Revenue on Lee's Digital Platforms

Massive audiences on our **owned and operated websites** (O&O) provide a growing opportunity to drive **high margin** digital advertising revenue

Competitive Advantages of O&O:

- Audience to leverage Lee's **Vision platform** in order to:
  - Increase local market penetration increasing customer counts
  - Increase sell-thru rates and eCPM's to drive higher value digital advertising revenue
- Promote **video** digital banner, sponsorship and **branded content**

16

17 DIGITAL TRANSFORMATION: AMPLIFIED IS GROWING RAPIDLY AMPLIFIED – LEE’S FULL-SERVICE DIGITAL AGENCY IS EXPECTED TO CONTINUE TO GROW SIGNIFICANTLY • Overview of Amplified: ‒ Provides full suite of digital services such as omnichannel marketing solutions, audience targeted display, SEM, social audience targeting, social media management, email marketing, banner, video streaming, and much more ‒ Creates sophisticated websites for local, regional, and national customers – 2,000 websites developed ‒ Supports ecommerce solutions and leverages first party data to drive premium eCPMs ‒ Delivers key analytics to customers via Amplified Insights ‒ Develops custom video content through Brand Avenue Studios • Amplified in Numbers: ‒ Over 5,700 customers, up 51% in the last twelve months. ‒ Amplified customers in 46 states ‒ Professional staff of 127 digital experts as of Q1 FY22, up 31% in the last twelve months. Amplified generated $47 million in revenue (LTM) and is expected to reach $100 million in 2024 $29M $47M $65M Q4 2020 Q1 2021 Q2 2021 Q3 2021 Q4 2021 Q1 2022 Q2 2022E Q3 2022E Q4 2022E Amplified Revenue (LTM)

DIGITAL TRANSFORMATION: FIVE-YEAR DIGITAL ADVERTISING OUTLOOK

DIGITAL ADVERTISING GROWTH IS FUELED BY AMPLIFIED

- Amplified will drive digital marketing services revenue growth.
  - Rapidly growing digital marketing services provider with $47M of revenue over the last twelve months, up 59%
  - Leverage local market presence to expand client base from 5,700 monthly customers
  - Increase advertiser spending due to:
    - Growing demand for omnichannel digital advertising
    - Lee's Vision platform leverages data and derives value for local advertisers
  - Expect $200M of Amplified revenue in 2026
- Our owned and operated digital products provides a unique opportunity to grow high margin digital advertising revenue.
  - Increase local market penetration increasing customer counts
  - Leverage Lee's **Vision** platform to increase sell-thru rates and eCPM's to drive higher value digital advertising revenue



Digital Advertising Outlook
$350M
$300M
$250M
$200M
$150M
$100M
$50M
$M
2020
2021
2022E
2026E

Lee expects $310M of Digital Advertising & Marketing Services Revenue in 2026

18

19 1 Amplified is a major growth engine for Lee’s digital advertising transformation. 2 Lee’s sophisticated Vision platform uniquely positions us to capitalize on the double-digit growth in omnichannel digital advertising. 3 Lee’s strategy is expected to generate recurring sustainable digital revenue, exceeding $310M in digital advertising revenue in 2026. DIGITAL TRANSFORMATION: KEY TAKEAWAYS FOR ADVERTISING REVENUE GROWTH

20 FIRST QUARTER 2022 RESULTS AND 2022 OUTLOOK Solid revenue performance, strong in digital growth categories Continued excellent cost control of legacy business Investments to drive digital transformation On track to achieve full year targets for digital revenue and adjusted EBITDA

21 FIRST QUARTER 2022 FINANCIAL HIGHLIGHTS & 2022 OUTLOOK Q1 FY2022 FINANCIAL PERFORMANCE • Total Operating Revenue was $202 million in the first quarter, a 4.5% YOY decline ‒ Total Digital Revenue was $55 million, up 17% YOY • Digital-only subscription revenue increased 26% YOY and totaled $8 million • Digital-only subscribers increased 57% YOY and now total 450,000 • Digital advertising and marketing services revenue increased 19% YOY and totaled $43 million • Excluding political revenue, digital advertising and marketing services revenue increased 30% • Amplified revenue increased 69% YOY totaling $15 million ‒ Total Print Revenue was $147 million in the first quarter, a 11% YOY decline • Operating expenses totaled $179 million and Cash Costs(1) were up 2.5% YOY due to: ‒ Increases in investments in digital talent and technology tied to our digital growth strategy and digital cost of goods sold; ‒ Cycling one-time cost benefits realized in the prior year; and ‒ Partially offset by a reduction in expenses that support our print revenue streams. • Net Income totaled $13.2M and Adjusted EBITDA(1) totaled $26.1M FY2022 OUTLOOK 495,000 Total Digital Only Subscribers $33M Digital Only Subscription Revenue $175M Digital Advertising & Marketing Services Revenue $95 – 98M Adjusted EBITDA (1) Adjusted EBITDA and Cash Costs are non-GAAP financial measures. See appendix.

22 STRONG TRACK RECORD OF SUSTAINABLE COST MANAGEMENT • Proficient in driving efficiencies ‒ Acquisition synergies and business transformation initiatives expected to drive $114M in cost reductions since 2019 (proforma for the acquisition), net of investments ‒ Current base of +$300M of direct costs associated with our legacy revenue streams that will be managed with associated revenue trends • Thoughtful investments in digital future ‒ Significant investments made in talent and technology to fund successful execution of three- pillar strategy ‒ Increase in digital COGS due to increases in digital revenue $1.02B $913M $822M $705M $686M $705 -715M 2017 2018 2019 2020 2021 2022E Total Cash Costs(1) Optimizing operating structure by investing in the digital future & managing the legacy business $20-30M $686M $12M $36M $705- 715M FY 2021 Business Transformation One Time Items (medical, etc.) Digital COGS & Investments FY 2022E (1) Adjusted EBITDA and Cash Costs are non-GAAP financial measures. See appendix.

23 DIGITAL TRANSFORMATION: REQUIRED INVESTMENTS $15M of incremental investments expected in FY22 LEE IS MAKING VALUE-ADDED INVESTMENTS TO DRIVE ITS DIGITAL TRANSFORMATION TALENT AND TEAM • Data and technology team with AI expertise • Brand development and strategic marketing experts • User experience experts • Digital product development talent • Acquisition and retention talent Top talent focused on digital subscriber acquisition and retention • Executive producers to curate custom video content • Digital advertising agency talent • Digital advertising vertical category management experts SYSTEMS AND INFRASTRUCTURE • Data lake technology to store customer data • Demographic and propensity scoring software • Consolidated ID technology for subscription access, ad targeting, frequency capping & content recommendations • Data visualization tools for our newsrooms to drive reader engagement • Machine learning technology to personalize experiences for our readers • Business intelligence & visualization tools • Marketing insight technology • Front end ad tech that drives efficiencies and improves ARPU

24 DIGITAL TRANSFORMATION FIVE YEAR OUTLOOK: STRENGTHENED BALANCE SHEET • $20M in debt reduction in Q1 2022 and $113M since refinancing in March 2020 • Favorable credit agreement with Berkshire Hathaway ‒ 25-year runway w/ no breakage costs or prepayment penalties ‒ Fixed annual interest rate, no financial performance covenants and no fixed amortization • Pension plans now frozen and fully funded in the aggregate and not expecting any material pension contributions in 2022 • Asset sales of $25M over the last two years and targeting $20-30M in 2022. $14M already closed in Q1 Achieve long-term leverage target of under 2.5x in five years $576M $576M $538M $524M $499M $485M $483M $463M Q2 2020 Q3 2020 Q4 2020 Q1 2020 Q2 2021 Q2 2021 Q4 2021 Q1 2022 Significant Debt Reduction (Gross Debt)

25 FIVE YEAR OUTLOOK AND METRICS TO TRACK LEE’S DIGITAL TRANSFORMATION

26 DIGITAL TRANSFORMATION: FIVE-YEAR OUTLOOK 2021 2022 2026 Digital Only Subscribers 402,000 495,000 900,000 YoY 65% 23% 5 YEAR CAGR 17% Digital Only Subscription Revenue $28M $33M $100M YoY 46% 18% 5 YEAR CAGR 29% Digital Advertising and Marketing Services Revenue $141M $175M $310M YoY 7% 24% 5 YEAR CAGR 17% Total Digital Revenue (including other digital services) $189M $230M $435M

27 LEE INVESTMENT THESIS WE BELIEVE OUR THREE PILLAR DIGITAL GROWTH STRATEGY WILL CREATE SUBSTANTIAL VALUE: Increased Shareholder Value Operating cash flow and profits are enhanced Debt reduction drives shareholder value Multiple expansion fueled by increased recurring, high-margin digital revenue Continued Debt Reduction & Strengthened Balance Sheet Expect to reach <2.5x leverage target within five years Execute Three Pillar Digital Growth Strategy Generate long-term sustainable digital revenue growth, margin expansion and strong free cash flow

29 RECONCILIATION OF NON-GAAP FINANCIAL MEASURES Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus non-operating expenses, income tax expense, depreciation and amortization, assets loss (gain) on sales, impairments and other, restructuring costs and other, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI. Total Digital Revenue – Total Digital Revenue in the prior year was reclassified to conform to the current year presentation. Total Digital Revenue is defined as digital advertising and marketing services revenue (including Amplified), digital-only subscription revenue and digital services revenue. Previously other digital subscription revenue was included. The reclassification was made to conform with a similar metric of the Company’s peers. All periods have been restated for the reclassification. (Millions of Dollars) Q1 FY2022 Net Income (loss) 13 Adjusted to exclude Income tax expense 5 Non-operating expenses, net 7 Equity in earnings of TNI and MNI (2) Loss (gain) on sale of assets and other, net (12) Depreciation and amortization 10 Restructuring costs and other 3 Stock compensation 0 Add Ownership share of TNI and MNI EBITDA (50%) 2 Adjusted EBITDA 26

30 RECONCILIATION OF NON-GAAP FINANCIAL MEASURES Cash Costs is a non-GAAP financial performance measure represent a non-GAAP financial performance measure of operating expenses which are measured on an accrual basis and settled in cash. This measure is useful to investors in understanding the components of the Company’s cash-settled operating costs. Periodically, the Company provides forward- looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs are defined as compensation, newsprint and ink and other operating expenses. Depreciation and amortization, assets loss (gain) on sales, impairments and other, other non-cash operating expenses and other expenses are excluded. Cash Costs also exclude restructuring costs and other, which are typically paid in cash. (Millions of Dollars) Q1 FY2022 FY2021 Operating Expenses 179 745 Adjusted to exclude Depreciation and amortization 10 44 Assets loss (gain) on sale of assets and other, net (12) 8 Restructuring costs and other 3 7 Cash Costs 178 686

31 Important Additional information The Company has filed a definitive proxy statement and form of WHITE proxy card with the SEC with respect to the Company’s 2022 Annual Meeting of Shareholders. The Company’s shareholders are strongly encouraged to read the Definitive Proxy Statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully in their entirety because they will contain important information. The Company’s shareholders will be able to obtain the Definitive Proxy Statement, any amendments or supplements to the Definitive Proxy Statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Company’s website at www.lee.net. Certain Information Regarding Participants The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2022 Annual Meeting of Shareholders. Information about the Company’s directors and executive officers is available in the Definitive Proxy Statement filed with the SEC on January 24, 2022, and, with respect to directors and executive officers appointed following such date, will be available in certain of the Company’s other SEC filings made subsequent to the date of the Definitive Proxy Statement. To the extent holdings of the Company’s securities by such directors or executive officers have changed since the amounts printed in the Definitive Proxy Statement, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC.

Earnings Call Transcript

REFINITIV STREETEVENTS

EDITED TRANSCRIPT

LEE.OQ - Q1 2022 Lee Enterprises Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 03, 2022 / 3:00PM GMT

FEBRUARY 03, 2022 / 3:00PM, LEE.OQ - Q1 2022 Lee Enterprises Inc Earnings Call

CORPORATE PARTICIPANTS

Josh Rinehults Lee Enterprises, Incorporated - VP of FP&A

Kevin D. Mowbray Lee Enterprises, Incorporated - President, CEO & Director

Timothy R. Millage Lee Enterprises, Incorporated - VP, CFO & Treasurer

CONFERENCE CALL PARTICIPANTS

Michael A. Kupinski NOBLE Capital Markets, Inc., Research Division - Director of Research and Senior Media & Entertainment Analyst

PRESENTATION

Operator

Welcome to the Lee Enterprises 2022 First Quarter Webcast and Conference Call. The call is being recorded and will be available for replay beginning later this morning at investors.lee.net.

(Operator Instructions)

A link to the live webcast can be found at investors.lee.net. Now I will turn the call over to your host, Josh Rinehults, Vice President, Finance.

Josh Rinehults - Lee Enterprises, Incorporated - VP of FP&A

Good morning, and thank you for joining us. Speaking on this morning's call are Kevin Mowbray, President and Chief Executive Officer; and Tim Millage, Vice President, Chief Financial Officer and Treasurer. Also with us on today's call and available for questions is Nathan Bekke, Vice President, Audience Strategy.

Earlier today, we issued a news release with preliminary results for our first fiscal quarter of 2022. It is available at lee.net as well as at major financial websites. We will be walking through an earnings presentation on today's call that can also be found at lee.net.

As a reminder, this morning's discussion will include forward-looking statements that are based on our current expectations. These statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially.

Such factors are described in this morning's news release and also in our SEC filings. During the call, we refer to certain non-GAAP financial measures, including adjusted EBITDA and cash costs, which are defined in our news release. Reconciliations to the relevant GAAP measures are included in tables accompanying the release. And now to open the discussion, our President and Chief Executive Officer, Kevin Mowbray. Kevin will open the conversation on Slide 3 of the earnings presentation for those following along.

Kevin D. Mowbray - Lee Enterprises, Incorporated - President, CEO & Director

Thank you, Josh. Good morning, everyone. I'm pleased you could join us. Before we dive into the agenda you see on this slide, I want to note that this call is focused on our first quarter results, growth strategy and outlook. We won't be commenting on Alden Global Capital during our prepared remarks or in our Q&A.

For more information on this, we encourage you to review our 2022 definitive proxy statement and related announcements which were on file with the SEC and also available on our 2022 Annual Meeting section of our Investor Relations website. We appreciate your cooperation.

FEBRUARY 03, 2022 / 3:00PM, LEE.OQ - Q1 2022 Lee Enterprises Inc Earnings Call

Our agenda begins with an overview of Lee's compelling investment thesis, including the progress we've already made in our digital transformation and a review of our 3-pillar digital growth strategy. Then I'll hand the call over to Tim to review our first quarter results and fiscal 2022 guidance in detail.

At our core, Lee Enterprises is a leading provider of digital products and services and high-quality trusted local news and information to communities across the country. 7 of 10 adults in our markets depend on the local, relevant and engaging local news that only we provide.

Our platforms reach more than 47 million unique visitors each month across 77 attractive, midsized markets. We have strong presence as the trusted source of information in communities we serve, combined with the cutting-edge digital capabilities, is the foundation of our digital transformation.

The success of our transformation is reflected in the continued rapid growth of our digital subscriptions and digital-only audience revenue. We are the fastest-growing digital subscription platform in local media.

We achieved an exciting milestone in the first quarter, reaching 450,000 digital-only subscribers, representing 57% year-over-year growth and exceeding the halfway mark of our target of securing 900,000 digital-only subscribers in 2026. And our Amplified Digital Agency is delivering dramatic growth. Digital advertising and marketing services revenue totaled $43 million in the quarter, fueled by a dramatic growth from our Amplified Digital Agency.

Adjusting for onetime political revenue, digital advertising and marketing services revenue increased 30% year-over-year. Total digital revenue increased 17% year-over-year to $55 million. Total digital revenue comprised of digital advertising and marketing services revenue, including Amplified digital-only subscription revenue and digital services revenue is one of several metrics we're providing to get better transparency and clarity on our digital transformation progress.

We're continuing to prove out the strength of our business model and our revenue profile with success in growing subscriptions, which generate a steady base of recurring revenues.

We grew subscription-based revenue to $107 million in the quarter, representing 53% of our total operating revenue. Under the guidance and oversight of our Board of Directors, our leadership team, continued execution of our growth strategy sets the stage for significant long-term value creation. We're very pleased with our results and the progress we're making towards the target in our 3-pillar digital growth strategy.

Slide 5 is an overview of the 3-pillar digital growth strategy that's guiding our transformation to a vibrant digitally centric company. We're focused on expanding our digital audiences, growing our digital subscription base and revenue and diversify and expanding our offerings for local advertisers.

We expect that continued execution of our strategy will drive more than $435 million in recurring sustainable digital revenue by 2026. We launched our 3-pillar strategy in early 2021. As you can see on Slide 6, we made tremendous progress throughout fiscal year 2021 including industry-leading growth in digital subscribers and digital agency revenue. For fiscal 2021, total digital revenue grew to $189 million. As you saw in our results this morning, and as Tim will speak to in more detail, Lee is accelerating this momentum in fiscal 2022.

Execution on our 3-pillar digital growth strategy is at the core of the value we're creating for shareholders, as shown on Slide 7. Sustainable long-term revenue growth from our 3-pillar initiatives will drive margin expansion and stronger free cash flow, which will fuel our continued debt reduction and balance sheet enhancements.

Enhanced operating cash flow and profits of strengthened balance sheet and multiple expansion fueled by increasing incurring high-margin digital revenue creates a strong path to significant long-term value creation for our shareholders. With that overview, I'll dive a bit deeper into the initiatives supporting each of the 3 pillars of our digital growth strategy.

Our strategy leverages these key strengths: our local market expertise, our industry-leading digital revenue growth and our commitment to the highest quality means to build a larger recurring revenue base and generate long-term top line growth. This growth expected to achieve $435 million of digital revenue in 2026 is driven by increased digital subscriptions from initiatives in pillar 1 and 2 and increased digital advertising revenue from pillar 3.

FEBRUARY 03, 2022 / 3:00PM, LEE.OQ - Q1 2022 Lee Enterprises Inc Earnings Call

Slide 10 offers an in-depth look at Pillar 1 focused on expanding digital audiences. With investments in user experience, multimedia presentation formats and rich high-value content were driving higher engagement, outsized traffic and monetization.

As noted in our press release, video revenue was up 98% in the quarter. This is off a modest base that is indicative of the attractive opportunity we have, leveraging our trusted brands, strong market positions and in-house capabilities. We continue to make value-added investments to drive additional growth.

This is important as it aims to increase digital audiences, thereby increasing the addressable markets for digital subscribers. Pillar 2 is the expansion of our base of digital-owned subscription and revenue by converting more of our vast addressable market to subscribers.

We're leveraging cutting-edge data and technology and expanded offerings for paid niche content on topics where we have expertise and unique selling positions. These packets are driving an increase in total subscribers and position us to achieve our goal of reaching 900,000 digital-only subscribers by the end of 2026.

And as I mentioned earlier, Lee is already more than at the halfway mark of this target. At the end of the first quarter of 2022, we had 450,000 digitally owned subscribers, a 57% increase year-over-year, reaching 900,000 digital-only subscribers and increasing our average digital subscription rates are important goals in Lee's digital transformation and it increases the base of our subscription-based digital revenue. We expect to reach an inflection point next year when our digital-only audience will overtake print subscriptions and make up the majority of our subscriptions overall.

As shown on Slide 12, growing digital subscribers requires both expanding our addressable market and strengthening our visitor to subscriber conversion rates. In addition to offering more attractive niche subscriptions that appeal to targeted audience, we're also deploying advanced e-mail on social media strategies using our extensive first-party data and technology developed by TownNews, our SaaS content platform.

These efforts are focused on a huge attractive addressable market. Today, we have 47 million unique visitors each month. 12 million loyal readers with more than 2 visits per month and 2.4 million highly engaged readers with 4 or more visits each month.

Our goal is to turn news readers into a base of 900,000 digital subscribers generating strong recurring revenues, and as I mentioned, we're more than halfway there. We're converting readers into digital subscribers faster than our peers.

As you can see on Slide 13, Lee's digital subscription growth far outpaces Gannett and the New York Times for 12 quarters running. This demonstrates a strong track record of high-level execution and coupled with talent and technology investments, we believe will continue to be an industry leader.

Our continued momentum makes us confident in our ability to reach 900,000 digital subscribers in 2026 because it only requires converting a modest portion of our total addressable market. Importantly, while we predicted brisk and steady climb in digital subscribers, we expect to deliver even faster revenue growth over the period through a modest increase in ARPU.

As we execute our Pillar 2 plans, including targeted offers, premium pricing for niche products, using data and analytics to maximizing pricing actions, we believe we as a clear path to grow our digital-only recurring sustainable subscription revenue to $100 million in 2026, representing a 29% combined average growth rate.

To sum up on Slide 15, we have already established a record of accelerating digital subscription growth. And with planned incremental investments in talent and technology, we're on track to reach our goal of 900,000 paid digital-only subscribers in 2026. Continued execution of that strategy is expected to generate recurring sustainable digital subscription revenue exceeding $100 million.

FEBRUARY 03, 2022 / 3:00PM, LEE.OQ - Q1 2022 Lee Enterprises Inc Earnings Call

Turning to Slide 16. Our third pillar, focused on diversifying and expanding our offerings for advertisers, and we're doing that in 2 ways. First, to amplify our full-service omnichannel digital marketing agency that provides local advertisers with sophisticated custom solutions, including consulting, media buying and analytics; second, by maximizing our own and operated revenue opportunities on these digital platforms.

Our owned and operated properties attract massive audiences, and we're offering more video inventory and branded content to boost our digital ad revenue. Both of these initiatives are supported by Lee's Vision platform.

Vision is a proprietary self-enablement tool powered by Amplified Digital. As seen with our strategic partnership with mud advertising, a leading full service automotive advertising agency, we've licensed Lee's innovative Vision platform to enable its partners to fully support cross-channel marketing efforts. Industry-wide omnichannel advertising for local advertisers is expected to continue its double-digit growth in the next 2 years.

The Vision platform allows us to capture the significant growth in this category and the Vision platform has absolutely transformed local advertising for the enterprises.

As you can see on Slide 17, our Amplified Digital Agency revenues are growing rapidly. With advanced data-driven ad tech, specialized category expertise, scalable custom content video and powerful first-party data access, Amplified is a strong partner for local and regional businesses looking to drive growth.

We're continuing to expand Amplified's capabilities, including building out Lee e-commerce solutions to offer our ad partners. And our first quarter Amplified revenue grew 69% year-over-year. We continue to see a significant growth runway as we execute our strategy. We're projecting $65 million in Amplified revenue in fiscal year 2022 to reach our target of $100 million in Amplified revenues by 2024.

Amplified's dramatic growth trajectory is fueling our 5-year digital advertising outlook. We expect to reach $310 million of annual digital advertising revenue in 2026, of which about $200 million will come from Amplified.

Summing up our advertising strategy on Slide 19. Amplified is a major growth engine for our digital advertising transformation. Our Vision platform uniquely positions us to capitalize on the double-digit growth in omnichannel digital advertising, and we expect to generate recurring sustainable digital revenue exceeding $310 million in 2026.

And now I'll turn it over to Tim to discuss our first quarter financial performance.

Timothy R. Millage - Lee Enterprises, Incorporated - VP, CFO & Treasurer

Thank you, Kevin. I'm now moving to Slide 20. We're very pleased with our results and the progress we continue to make on our 3-pillar digital growth strategy. At a high level, we finished the quarter with solid revenues, especially strong in our digital growth categories and continue to control costs in our legacy print business.

We also continue to make targeted investments in our platform to fuel our digital transformation. This performance has us on track to achieve our full year targets for digital revenue and adjusted EBITDA. Moving to our first quarter financial highlights and outlook. Total operating revenue was $202 million in the first quarter. Total digital revenue increased 17% in the first quarter to $55 million. Excluding political advertising, which generated high revenue during the 2020 campaign season, total digital revenue increased 25% in the quarter. Total digital revenue was driven by the rapid growth of Amplified and growth in digital-only subscription revenue. Digital-only subscription revenue increased 26% and totaled $8 million. We now have over 450,000 paid digital-only subscribers, up 57% in the quarter, which represents half of our long-term target of 900,000 digital-only subscribers.

Digital advertising and marketing services revenue increased 19% in the quarter to $43 million. Excluding the digital political revenue, digital advertising and marketing services revenue increased 30%. Digital marketing services revenue amplified, fueled the growth with revenue up 69%, totaling $15 million in the quarter and $47 million over the last 12 months.

FEBRUARY 03, 2022 / 3:00PM, LEE.OQ - Q1 2022 Lee Enterprises Inc Earnings Call

Total print revenue was $147 million in the first quarter, an 11% decline compared to the same quarter a year ago due to continued secular declines in supply chain constraints affecting the net demand for national advertising. Operating expenses totaled $179 million and cash costs were up 2.5%.

Increases in cash costs were attributed to strategic investments in digital talent and technology tied to our digital growth strategy and increased digital cost of goods sold. As we cycled onetime benefits received in the prior year, principally medical.

We continued our business transformation efforts by reducing legacy print costs, partially offsetting the increases. Net income totaled $13.2 million, and adjusted EBITDA totaled $26.1 million. As for our fiscal '22 outlook, we expect to deliver continued digital growth from the execution of our strategy.

We expect to achieve 495,000 digital-only subscribers, $33 million in digital-only subscription revenue, $175 million in digital advertising and marketing services revenue, $230 million in total digital revenue and adjusted EBITDA in the range of $95 million to $98 million.

Moving to Slide 22. We have a long history of responsibly managing our cost structure, and we have continued to capture efficiencies across our business since the acquisition of BH Media. In addition to the significant synergies achieved since closing, we remain focused on leveraging our larger platform to share resources, centralize certain operations and reduce our overall cost structure.

We have a current base of more than $300 million of direct costs associated with our legacy revenue streams. Through sustainable cost management, we expect to achieve $20 million to $30 million reduction in legacy costs in fiscal '22 compared to the prior year.

While we remain focused on maximizing our efficiencies and reducing the cost structure of our legacy print business and growing profits, our main priority is to drive long-term sustainable digital revenue growth.

As a result, we are making targeted investments that will drive our digital future and will impact cash costs. We expect the investments we are making in new talent and technology and the increased digital cost of goods sold to increase cash costs by approximately $36 million.

Slide 23 describes those targeted investments in more detail. Transforming Lee's model from a legacy print-centric business to a vibrant digitally centric business requires significant induction in talent and technology.

For example, on the talent side, we are focused on bringing on team members with AI expertise as we lean into more data-driven products that amplified executive producers to curate more of the custom video content that grew 98% year-over-year and user experience experts as we continue to transform the presentation of local news.

In systems and infrastructure, our planned investments include data lake technology to more efficiently store our growing pool of first-party data as well as data visualization tools to enable our newsrooms and our operators to analyze that data and drive enhanced reader engagement. We anticipate around $15 million of incremental investments in fiscal year 2022.

Moving to Slide 24. We continue to strengthen our balance sheet. The principal amount of debt at the end of the first quarter was $463 million, down $20 million sequentially. And this is down $113 million or 20% since our March 2020 refinancing.

As a reminder, our credit agreement with Berkshire Hathaway, our sole lender, has favorable terms that are incredibly important for us as we execute our strategy as it allows us to make the necessary investments in talent and technology that fuel our recurring sustainable revenue growth.

We made no pension contributions in the first quarter, and we do not expect any pension contributions in fiscal year 2022. Finally, we continue to identify opportunities to monetize our real estate which facilitates accelerated debt repayment.

We generated $25 million of proceeds in 2021 and are targeting an additional $20 million to $30 million in asset sales in fiscal 2022 with $14 million already closed in the first quarter. As a reminder, our goal is to achieve our long-term leverage target of under 2.5x by the end of '26.

FEBRUARY 03, 2022 / 3:00PM, LEE.OQ - Q1 2022 Lee Enterprises Inc Earnings Call

Next, I'll take a moment to outline Lee's 5-year outlook and the rationale for our new financial metrics. As Kevin mentioned at the top of the call, we are providing metrics to give better transparency and clarity on our digital transformation progress.

Total digital revenue is defined as digital advertising and marketing services revenue, including Amplified, digital-only subscription revenue and digital services.

Previously, other digital subscription revenue was included in all periods and this presentation has been restated for this reclassification. This table summarizes our fiscal '22 outlook and beyond. As you can see, we expect to make significant continued progress on our digital transformation over the next several years. And with that, I will turn it back over to Kevin to wrap up.

Kevin D. Mowbray - Lee Enterprises, Incorporated - President, CEO & Director

Thanks, Tim. To wrap up, I'd like to thank the entire Lee team for their efforts in driving our transformation. We have the right board, my team and the right strategy and I believe we're better positioned than ever to create long-term value for our readers, users, advertisers and shareholders. This concludes our remarks. The team will remain on the line for questions you may have. Operator, please open the line for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

And we'll now take our first question.

Michael A. Kupinski - NOBLE Capital Markets, Inc., Research Division - Director of Research and Senior Media & Entertainment Analyst

It's always nice when a company beats expectations. So that's great. A couple of questions. Can you remind me again what the digital political advertising number was in the year -- prior quarter?

Timothy R. Millage - Lee Enterprises, Incorporated - VP, CFO & Treasurer

Yes. Thanks, Mike. I appreciate the comments. Yes, we had around $3 million of political revenue in the prior year that was associated with various campaigns across our markets.

Michael A. Kupinski - NOBLE Capital Markets, Inc., Research Division - Director of Research and Senior Media & Entertainment Analyst

Great. And can you tell me, when do you cycle against the changes in the paywall with your digital sites when we cycle against that?

Timothy R. Millage - Lee Enterprises, Incorporated - VP, CFO & Treasurer

Yes. Most of those changes will cycle in the middle of FY '22. We did them fairly late in the fiscal year in '21.

FEBRUARY 03, 2022 / 3:00PM, LEE.OQ - Q1 2022 Lee Enterprises Inc Earnings Call

Michael A. Kupinski - NOBLE Capital Markets, Inc., Research Division - Director of Research and Senior Media & Entertainment Analyst

Got you. And then in terms of Amplified, obviously, very strong growth there. Can you discuss the tone of the current market? And maybe also discuss that on the print advertising side, if you can? I'm just kind of curious to see how -- if there were any impacts with the Omicron variant, issues with how the pace of the recovery looks in terms of both on the digital side and whether or not we're starting to see more moderation on the print side. Can you just kind of give us a color of the current advertising environment?

Kevin D. Mowbray - Lee Enterprises, Incorporated - President, CEO & Director

Sure. I'll start. This is Kevin. I'd give you an answer on a couple of bites. I would say the recovery as it relates to regional and local advertisers is really strong. And I think that clear based on the really strong growth we saw in Q1 of 69% of Amplified Digital.

Recovery is a little bit slower, primarily tied to supply chain issues with key accounts. We're not getting products on the shelves. That's a complex target cars and others. So we're seeing a different impact there.

Michael A. Kupinski - NOBLE Capital Markets, Inc., Research Division - Director of Research and Senior Media & Entertainment Analyst

And does that also affect the auto category? I'm just curious because I understand that cars are selling pretty well and that they haven't been advertising it strongly. I was just curious how important of a category is that now still for you? And if you could just talk a little bit about that category in particular.

Kevin D. Mowbray - Lee Enterprises, Incorporated - President, CEO & Director

Sure. We have -- as we mentioned in our remarks, we've got a really great relationship with non-advertising, which allows us to participate in the share of revenue based on our Vision platform. So we feel good about that. But you're right, car sales have been selling briskly, particularly used cars.

And as a result, we do see revenues down in that category. I would point out, though, that category isn't the largest category to classify. It's really old bits that are much larger in terms of a revenue segment.

Michael A. Kupinski - NOBLE Capital Markets, Inc., Research Division - Director of Research and Senior Media & Entertainment Analyst

Yes. And then just to clarify, you mentioned about the $14 million in closed real estate sales in the quarter. Just to clarify, the $20 million to $30 million for fiscal 2022, that did not include the -- that was inclusive of the $14 million, correct?

Timothy R. Millage - Lee Enterprises, Incorporated - VP, CFO & Treasurer

That's correct. That's correct. That's the fiscal year '22 guidance of $20 million to $30 million in closed sales, which $14 million were closed in the first quarter. Great. Thanks, Mike. We will turn over to webcast questions.

Josh Rinehults - Lee Enterprises, Incorporated - VP of FP&A

Yes. Our first question from the webcast is: You had another great quarter with digital sub growth of 48,000, but our full year guidance only requires averaging 15,000 per quarter to achieve. Is that because the target is conservative or because you're expecting a slowdown?

FEBRUARY 03, 2022 / 3:00PM, LEE.OQ - Q1 2022 Lee Enterprises Inc Earnings Call

Timothy R. Millage - Lee Enterprises, Incorporated - VP, CFO & Treasurer

I think what I would say is our target is -- our goal of hitting 900,000 digital-only subscribers is our target, our long-term target. And getting there is not going to be a perfectly linear line from where we are here to the 900,000. And the reason for that is we're trying to grow both our units as well as growing our rates. And we think we have the opportunity to look at the market-specific factors and some quarters, we will outperform on the rate of some quarters we will outperform on the volumes.

Josh Rinehults - Lee Enterprises, Incorporated - VP of FP&A

Okay. Next question. There appears to be a lot of embedded value in Lee. What are your thoughts on selling or spinning off Amplified or TownNews?

Timothy R. Millage - Lee Enterprises, Incorporated - VP, CFO & Treasurer

Yes. I think Amplified and TownNews are both really important factors in our digital growth strategy, Amplified as we spent a lot of time talking about this morning is one of the major growth engines of our digital advertising and reaching the targets that we have there.

Right now, $47 million of LTM revenue is a relatively small base, but we do expect it to expand and grow in the future. And TownNews remains the key priority for Lee that helps us develop the tactics and strategies and technology to execute on our 3-pillar digital growth strategy. So I would say that the better value is to leverage the digital businesses to execute on our 3-pillar digital growth strategy.

Josh Rinehults - Lee Enterprises, Incorporated - VP of FP&A

Okay. Next question is: Warrants issued in 2014 are due to expire at the end of March of this year. Have any been redeemed? And if so, how many?

Timothy R. Millage - Lee Enterprises, Incorporated - VP, CFO & Treasurer

Yes. That's a good question. And as a reminder, we do have warrants that were issued in 2014 associated with a debt refinancing that allows for issuing up to 600,000 shares of Lee's stock. The exercise price of the warrants is $41.90. None have been exercised as of now.

But as you rightly pointed out, they expire March 31, 2022.

Josh Rinehults - Lee Enterprises, Incorporated - VP of FP&A

We have no more questions from our web participants. So I'll turn the call back to Kevin for closing remarks.

Kevin D. Mowbray - Lee Enterprises, Incorporated - President, CEO & Director

Thank you for your interest in Lee, and thank you for joining the call today.

Operator

And thank you, ladies and gentlemen. At this time, we have reached the end of our question-and-answer session, and this concludes our call. We thank you all for your participation.

FEBRUARY 03, 2022 / 3:00PM, LEE.OQ - Q1 2022 Lee Enterprises Inc Earnings Call

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